Exhibit 1

JOINT FILING AGREEMENT PURSUANT TO RULE 13d-1(k)(1)

The undersigned acknowledge and agree that the foregoing statement on Schedule 13G is filed on behalf of each of the undersigned and that all subsequent amendments to this statement on Schedule 13G shall be filed on behalf of each of the undersigned without the necessity of filing additional joint filing statements. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning him or it contained herein and therein, but shall not be responsible for the completeness and accuracy of the information concerning the other entities or persons, except to the extent that he or it knows or has reason to believe that such information is inaccurate.

Dated: February 13, 2015

STORM VENTURES FUND III, L.P. By: Storm Venture Associates III, L.L.C. Its: General Partner By: __/s/Kevin Melia____________ Name: Kevin Melia Title: Attorney-in-Fact	STORM VENTURES AFFILIATES FUND III, L.P. By: Storm Venture Associates III, L.L.C. Its: General Partner By: __/s/Kevin Melia____________ Name: Kevin Melia Title: Attorney-in-Fact
STORM VENTURES PRINCIPALS FUND III, L.L.C. By: Storm Venture Associates III, L.L.C. Its: Managing Member By: __/s/Kevin Melia____________ Name: Kevin Melia Title: Attorney-in-Fact	STORM VENTURE ASSOCIATES III, L.L.C. By: __/s/Kevin Melia____________ Name: Kevin Melia Title: Attorney-in-Fact
TAE HEA NAHM By: __/s/Kevin Melia____________ Name: Kevin Melia Title: Attorney-in-Fact	RYAN FLOYD By: __/s/Kevin Melia____________ Name: Kevin Melia Title: Attorney-in-Fact
M. ALEX MENDEZ By: __/s/Kevin Melia____________ Name: Kevin Melia Title: Attorney-in-Fact	SANJAY SUBHEDAR By: __/s/Kevin Melia____________ Name: Kevin Melia Title: Attorney-in-Fact